UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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On August 25, 2025, DallasNews Corporation furnished the following letter to its shareholders:

Attention DallasNews Corporation Shareholders

We Need Your Vote!

DallasNews Corporation (Nasdaq: DALN) has entered into a definitive agreement to be acquired by Hearst, one of the nation’s most distinguished news organizations, at a significant premium.  But we need your vote!

Secure a Significant All-Cash Premium on Your Investment

Vote FOR the Hearst Merger today!

Benefits of the Hearst Merger for Shareholders

•	Shareholders will be entitled to receive an all-cash payment of $15.00 per share upon closing.

•	This represents a significant premium of 242% over the $4.39 closing price per share of Series A Common Stock on July 9, 2025 (the date prior to the announcement of the transaction).

•	The Hearst Merger provides shareholders the opportunity to realize accelerated ROI and immediate liquidity, while eliminating company ownership risks for shareholders.

The Hearst Merger Has the Unanimous Support of the DallasNews Board and the Company’s Largest Shareholder

•

In approving the Hearst Merger, DallasNews shareholders would secure immediate value for their shares, and would no longer be subject to market, economic, and other risks that arise from owning an equity interest in a public company.

•	If the Hearst Merger is not approved by DallasNews shareholders, the price of the Company’s shares may return to the trading price prior to the announcement of the transaction.

Vote FOR the Hearst Merger on the Enclosed Proxy Card Today and Secure an Attractive Cash Premium for Your Shares

Your vote is very important regardless of how many shares you own.

It is important to act now.

The deadline for phone and internet voting is September 23, 2025, at 10:00 a.m. CT.

If you have questions about voting your proxy or require replacement proxy materials, please contact our proxy solicitor D.F. King & Co., Inc. toll-free +1 (866) 416-0577 or by email at DALN@dfking.com.